Exhibit 99.1

NEXSTAR MEDIA GROUP REPORTS RECORD THIRD QUARTER NET REVENUE OF $1,157.0 MILLION

Net Revenue Drives Q3 Operating Income of $277.4 Million, Net Income of $169.2 Million,

Adjusted EBITDA of $410.4 Million and Free Cash Flow of $251.7 Million

Acquired Digital Media Political News Platform, The Hill;
Launched New Multicast Network, Rewind TV, to 50 Million Homes; and,
Expanded Original Programming on National Cable News Network, NewsNation

Returned $173.6 Million to Shareholders in the Third Quarter in the Form of Share Repurchases and Dividends

IRVING, Texas – November 2, 2021 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported financial results for the third quarter ended September 30, 2021 as summarized below:

Summary 2021 Third Quarter Highlights

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2021	2020	Change	2021	2020	Change
Core Advertising Revenue	$432,696	$381,929	+13.3%	$1,267,868	$1,097,548	+15.5%
Political Advertising Revenue	12,387	132,387	(90.6)%	26,306	209,294	(87.4)%
Total Television Advertising Revenue	$445,083	$514,316	(13.5)%	$1,294,174	$1,306,842	(1.0)%

Distribution Fee Revenue	618,855	538,376	+14.9%	1,857,039	1,624,636	+14.3%
Digital Revenue	81,076	55,231	+46.8%	220,887	158,332	+39.5%
Other Revenue	11,998	10,280	+16.7%	30,433	34,848	(12.7)%
Net Revenue	$1,157,012	$1,118,203	+3.5%	$3,402,533	$3,124,658	+8.9%

Income from Operations	$277,379	$343,597	(19.3)%	$850,627	$844,865	+0.7%

Net income	$169,157	$189,313	(10.6)%	$568,108	$445,148	+27.6%

Adjusted EBITDA Before Transaction and Other One-Time Expenses(1)	$413,098	$460,874	(10.4)%	$1,405,354	$1,324,328	+6.1%
Adjusted EBITDA(1)	410,447	443,588	(7.5)%	1,400,614	1,294,160	+8.2%
Adjusted EBITDA Margin(2)	35.5%	39.7%		41.2%	41.4%

Free Cash Flow Before Transaction and Other One-Time Expenses(1)	$254,375	$223,186	+14.0%	$921,129	$853,980	+7.9%
Free Cash Flow(1)	251,724	219,005	+14.9%	916,389	836,917	+9.5%

The contribution from Nexstar’s 31.3% ownership stake in TV Food Network and other investments is included in the Condensed Consolidated Statements of Operations under caption “Income from equity method investments, net” while revenue from NewsNation (formerly WGN America) is included in core advertising revenue and distribution fee revenue.

(1)

Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release. Effective November 1, 2020, the Company combined its broadcast and digital operations and no longer reports broadcast cash flow. However, investors can calculate a comparable metric for the combined broadcast and digital operations by adding back corporate expense to Adjusted EBITDA.

(2)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 11/02/2021

CEO Comment

Perry A. Sook, Chairman and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Nexstar’s strong third quarter financial results once again exceeded consensus expectations and highlight growing momentum across our broadcast, digital and networks platforms.  With pandemic-related challenges largely behind us, we are beginning to actualize the value of the scaled platform we have created.  We acquired The Hill which has synergies across multiple business and functional lines, including leveraging our salesforce to drive revenue, using content from The Hill on NewsNation, and increasing our overall digital audience.  Our presence in ~80% of the states where sports betting is legal or expected to be legal enabled us to generate significant revenue from gaming/sports betting advertising which is now a top 5 category for us and led us to partner with SportsGrid to launch its network in a number of our markets.  We also launched our second owned and operated multicast network, Rewind TV, to nearly 50 million homes primarily in the Nexstar portfolio.

“Our significant free cash flow and industry-leading scale affords us the flexibility to continue pursuing additional accretive organic and external growth opportunities, while having the financial capacity for further leverage reduction and return of capital initiatives. In the third quarter we allocated $80 million toward leverage reduction and $138 million toward accretive M&A, while repurchasing $144 million of our Class A common shares and returning $29 million to shareholders through our quarterly cash dividend. Through the nine months ended September 30, Nexstar allocated approximately $493 million toward share repurchases and dividends, a 29% increase over the total capital returned to shareholders for all of 2020, while maintaining leverage below 3.5x. Fourth quarter trends continue to improve, and we look forward to what we expect to be a record level of revenue with the return of political advertising in 2022.  We remain confident in meeting or exceeding our recently updated pro forma average annual free cash flow guidance of approximately $1.33 billion during the 2021/2022 cycle.

“Third quarter net revenue of $1.16 billion was a new record, increasing 3.5% over the prior year reflecting double-digit year-over-year increases in core advertising, distribution and digital revenue, as we fully offset the cyclical $120 million year-over-year decline in political advertising. Nexstar’s third quarter adjusted EBITDA was $410 million with a healthy 35.5% margin and we brought approximately 61% of every Adjusted EBITDA dollar to the free cash flow line.

“Nexstar’s third quarter net revenue excluding political increased approximately 16%, reflecting our success in leveraging the multiplatform consumer reach and engagement of our content. Core television advertising revenue increased 13.3% year-over-year, with nine of our top ten advertising categories posting growth. In addition, Nexstar’s local sales initiatives continue to deliver strong new business growth with our sales teams generating $34.8 million of third quarter new-to-television revenue, marking a 37% increase over the prior year and a 6% rise over the 2021 second quarter. Notably, excluding automotive, 2021 third quarter core television advertising revenue exceeded pro forma 2019 levels due, in part, to the significant growth of the gaming/sports betting category.  Overall gaming/sports betting has become a top five category and is generally a #1 or #2 category in established gaming/sports betting markets.  We expect these positive trends to continue in the fourth quarter and beyond.

“Third quarter 2021 distribution fee revenue rose 15% year-over-year to approximately $619 million, reflecting our renewal of distribution agreements in 2020 representing approximately 18% of our subscriber base and other increases and stable subscriber trends across our platform. Nexstar has solid visibility into our contractual distribution economics with over 85% of our Big Four affiliations contracted through December 31, 2022. We expect continued retransmission revenue growth reflecting contract renewals representing a mid-to-high single digit percentage of our subscribers in 2021 and approximately 60% of our subscribers in 2022.

“Third quarter 2021 total digital revenue increased 46.8% to approximately $81 million with digital profitability up substantially over the prior year period. Top-line growth was driven by strong year-over-year growth in our local digital advertising revenue and agency services business, combined with contributions from recent acquisitions. Nexstar’s

Nexstar Media Group, 11/02/2021

integrated content and audience development strategies continue to generate strong audience growth and engagement across our digital network of 120 local web sites and 284 local news and weather mobile apps.

“We continue to make progress in scaling NewsNation’s content offerings with the launch of a major programming expansion at the end of September, including two new shows DAN ABRAMS LIVE, produced and hosted by veteran journalist and analyst Dan Abrams, and MORNING IN AMERICA, a live three-hour weekday morning news show hosted by award-winning former ABC News correspondent and anchor, Adrienne Bankert. Consistent with our long-term record of creating new value from acquisitions, in twelve months we substantially have transformed the former WGN America cable asset from a syndicated programming network into a profitable national news and entertainment network reaching 75 million U.S. television households and airing 13 hours of original news programming per day. Over the last year alone, consumer awareness of NewsNation has doubled and while there is still much work to be done, we have great confidence in our long-term growth strategy for the network and the complementary opportunities related to our acquisition of The Hill.

“In summary, as the largest local broadcast television company in America with a diverse portfolio of valuable and growing media assets, Nexstar continues to deliver growing cash flow. Our scale will enable us to monetize our assets in new ways that will be material to our bottom line, including using our platform to make accretive acquisitions.  With our record of free cash flow growth, and over $1.3 billion of average annual free cash flow expected for the 2021/2022 cycle, we have the capacity to invest in growth while reducing leverage and returning capital to shareholders. Looking ahead, Nexstar expects 2022 to benefit from its growing multi-platform audience and industry-leading distribution, continued growth of the gaming/sports betting category and the upcoming 2022 mid-term elections where, due to our extensive footprint, Nexstar has historically garnered 12-15% of total U.S. broadcast political advertising spending.  These factors contribute to our excellent visibility to deliver on or exceed our upsized free cash flow targets in the 2021/2022 cycle as well as facilitate continued near- and long-term enhancement of shareholder value.”

The consolidated debt of Nexstar and Mission Broadcasting, Inc., an independently owned variable interest entity (collectively with Nexstar, the “Company”) at September 30, 2021, was $7,546.3 million including senior secured debt of $4,764.3 million. The Company’s first lien net leverage ratio at September 30, 2021 was 2.14x compared to a covenant of 4.25x. The Company’s total net leverage ratio at September 30, 2021 was 3.42x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts).

($ in millions)	September 30, 2021	December 31, 2020
Revolving Credit Facilities	$61.5	$327.0
First Lien Term Loans	4,702.8	4,559.1
5.625% Senior Unsecured Notes due 2027	1,790.4	1,791.0
4.75% Senior Unsecured Notes due 2028	991.6	990.9
Total Funded Debt	$7,546.3	$7,668.0

Unrestricted Cash	$193.8	$152.7

Share Repurchase Authorization and Activity

The Company repurchased a total of 980,770 shares of its Class A common stock in the third quarter of 2021 at an average price of approximately $147.16 per share for a total cost of $144.3 million, which was funded by cash flow from operations. Reflecting all shares repurchased to date, Nexstar has approximately 41 million shares of Class A common stock outstanding (the only class of shares outstanding) and has approximately $771.8 million available under its share repurchase authorization.

Nexstar Media Group, 11/02/2021

Third Quarter Conference Call

Nexstar will host a conference call at 9:00 a.m. ET today. Senior management will discuss the financial results and host a question-and-answer session. The dial in number for the audio conference call is 334/777-6978, conference ID 8107569 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Adjusted EBITDA is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, goodwill and intangible assets impairment, loss (income) on equity investments, distribution from equity investments and other expense (income), minus reimbursement from the FCC related to station repack and broadcast rights payments. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Effective November 1, 2020, the Company combined its broadcast and digital operations and no longer reports broadcast cash flow. However, investors can calculate a comparable metric for the combined broadcast and digital operations by adding back corporate expense to Adjusted EBITDA.

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, stock-based compensation expense, goodwill and intangible assets impairment, loss (income) on equity investments, distribution from equity investments and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and operating cash income tax payments. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, a reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Its wholly owned operating subsidiary, Nexstar Media Inc., consists of three divisions: Broadcasting, Digital, and Networks.

Nexstar Media Group, 11/02/2021

The Broadcasting Division operates, programs, or provides sales and other services to 199 television stations and related digital multicast signals reaching 116 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). The division’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. The Digital Division operates Best Reviews, The Hill, and 120 local websites and 284 mobile apps offering hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when, and how they access content and creating new revenue opportunities for the company. The Networks Division operates NewsNation, formerly WGN America, a national news and entertainment cable network reaching 75 million television homes, multicast networks Antenna TV and Rewind TV, and WGN Radio in Chicago. Nexstar also owns a 31.3% ownership stake in TV Food Network, a top tier cable asset.  For more information, please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Investor Contacts:	Media Contact:
Thomas E. Carter President and Chief Operating Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 972/373-8800 or gweitman@nexstar.tv
Lee Ann Gliha Executive Vice President and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800
Joseph Jaffoni or Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

-tables follow-

Nexstar Media Group, 11/02/2021

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenue	$1,157,012	$1,118,203	$3,402,533	$3,124,658

Operating expenses (income):
Corporate expenses	46,836	39,699	132,259	128,572
Direct operating expenses, net of trade	476,778	420,929	1,384,190	1,276,452
Selling, general and administrative expenses, excluding corporate	211,358	186,845	611,882	509,599
Trade expense	3,278	2,162	7,583	8,337
Depreciation of property and equipment	41,354	36,611	120,726	107,787
Amortization of intangible assets	75,730	69,265	223,229	209,360
Amortization of broadcast rights	29,884	31,968	92,418	104,916
Reimbursement from the FCC related to station repack	(5,585)	(12,873)	(17,926)	(51,347)
Gain on disposal of stations, net	-	-	(2,455)	(7,025)
Change in the estimated fair value of contingent consideration attributable to a past merger	-	-	-	3,933
Gain on relinquishment of spectrum	-	-	-	(10,791)
Total operating expenses	879,633	774,606	2,551,906	2,279,793
Income from operations	277,379	343,597	850,627	844,865
Income from equity method investments, net	20,783	15,861	77,707	41,351
Interest expense, net	(70,377)	(77,265)	(212,557)	(260,800)
Loss on debt extinguishment	(856)	(37,371)	(1,908)	(44,848)
Pension and other postretirement plans credit, net	17,657	10,761	52,972	32,285
Unrealized (loss) gain on an equity investment measured at fair value	(2,162)	-	5,695	-
Loss on write-off of an equity investment	(7,000)	-	(7,000)	-
Other expenses, net	(414)	(1,093)	(1,090)	(778)
Income before income taxes	235,010	254,490	764,446	612,075
Income tax expense	(65,853)	(65,177)	(196,338)	(166,927)
Net income	169,157	189,313	568,108	445,148
Net loss attributable to noncontrolling interests	407	1,371	2,467	2,046
Net income attributable to Nexstar	$169,564	$190,684	$570,575	$447,194

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$4.07	$4.24	$13.42	$9.87
Diluted	$3.90	$4.08	$12.84	$9.50

Weighted average number of common shares outstanding:
Basic	41,676	44,979	42,520	45,313
Diluted	43,476	46,737	44,422	47,064

Nexstar Media Group, 11/02/2021

Nexstar Media Group, Inc.

Reconciliation of Adjusted EBITDA (Non-GAAP Measures)

(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted EBITDA:	2021	2020	2021	2020
Net income	$169,157	$189,313	$568,108	$445,148

Add (Less):
Interest expense, net	70,377	77,265	212,557	260,800
Loss on extinguishment of debt	856	37,371	1,908	44,848
Income tax expense	65,853	65,177	196,338	166,927
Depreciation of property and equipment	41,354	36,611	120,726	107,787
Amortization of intangible assets	75,730	69,265	223,229	209,360
Amortization of broadcast rights	29,884	31,968	92,418	104,916
Amortization of right-of-use assets attributable to favorable leases	153	153	457	457
Gain on asset disposal, net	(358)	(286)	(8,796)	(1,094)
(Gain) loss on operating lease terminations, net	-	(61)	15	163
Change in the estimated fair value of contingent consideration attributable to a past merger	-	-	-	3,933
Gain on relinquishment of spectrum	-	-	-	(10,791)
Corporate one-time transaction expenses	2,651	17,286	4,740	30,168
Right-of-use asset impairment	-	868	-	868
Income from equity method investments, net	(20,783)	(15,861)	(77,707)	(41,351)
Distributions from equity method investments	15,006	9,905	222,389	206,997
Unrealized loss (gain) on an equity investment measured at fair value	2,162	-	(5,695)	-
Loss on write-off of an equity investment	7,000	-	7,000	-
Other expenses, net	414	1,093	1,090	778
Gain on disposal of stations and business units, net	-	-	(2,455)	(7,025)
Reimbursement from the FCC related to station repack	(5,585)	(12,873)	(17,926)	(51,347)
Payments for broadcast rights	(40,773)	(46,320)	(133,042)	(147,214)

Adjusted EBITDA before transaction and other one-time expenses	413,098	460,874	1,405,354	1,324,328
Margin %	35.7%	41.2%	41.3%	42.4%

Less: Corporate one-time transaction expenses	(2,651)	(17,286)	(4,740)	(30,168)

Adjusted EBITDA	$410,447	$443,588	$1,400,614	$1,294,160
Margin %	35.5%	39.7%	41.2%	41.4%

Nexstar Media Group, 11/02/2021

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Free Cash Flow:	2021	2020	2021	2020
Net income	$169,157	$189,313	$568,108	$445,148

Add (Less):
Interest expense, net	70,377	77,265	212,557	260,800
Loss on extinguishment of debt	856	37,371	1,908	44,848
Income tax expense	65,853	65,177	196,338	166,927
Depreciation of property and equipment	41,354	36,611	120,726	107,787
Amortization of intangible assets	75,730	69,265	223,229	209,360
Amortization of broadcast rights	29,884	31,968	92,418	104,916
Amortization of right-of-use assets attributable to favorable leases	153	153	457	457
Gain on asset disposal, net	(358)	(286)	(8,796)	(1,094)
(Gain) loss on operating lease terminations, net	-	(61)	15	163
Change in the estimated fair value of contingent consideration attributable to a past merger	-	-	-	3,933
Gain on relinquishment of spectrum	-	-	-	(10,791)
Stock-based compensation expense	12,302	12,483	34,323	35,917
Corporate one-time transaction expenses, including non-cash charges(1)	2,651	17,286	4,740	30,168
Right-of-use asset impairment	-	868	-	868
Income from equity method investments, net	(20,783)	(15,861)	(77,707)	(41,351)
Distributions from equity method investments	15,006	9,905	222,389	206,997
Gain on disposal of stations and business units, net	-	-	(2,455)	(7,025)
Unrealized loss (gain) on an equity investment measured at fair value	2,162	-	(5,695)	-
Loss on write-off of an equity investment	7,000	-	7,000	-
Other expenses, net	414	1,093	1,090	778
Payments for broadcast rights	(40,773)	(46,320)	(133,042)	(147,214)
Cash interest expense	(66,586)	(72,914)	(201,354)	(247,484)
Capital expenditures, excluding station repack and CVR spectrum(2)	(36,271)	(34,220)	(97,338)	(117,592)
Capital expenditures related to station repack	(1,611)	(19,388)	(6,974)	(49,286)
Proceeds from disposal of assets	2,437	71	16,591	1,029
Operating cash income tax payments, net(3)	(74,579)	(136,593)	(247,399)	(144,279)

Free cash flow before transaction and other one-time expenses	254,375	223,186	921,129	853,980

Less:
Corporate one-time transaction expenses, excluding non-cash charges(4)	(2,651)	(4,181)	(4,740)	(17,063)

Free cash flow	$251,724	$219,005	$916,389	$836,917

(1)	Includes a $13.1 million provision for uncollectible amounts due from an entity for which Nexstar had a variable interest during the three and nine months ended September 30, 2020.
(2)

During the three and nine months ended September 30, 2021 capital expenditures related to relinquishment of the CVR spectrum were $0.2 million and $0.7 million, respectively. During the three and nine months ended September 30, 2020 capital expenditures related to relinquishment of the CVR spectrum were $1.0 million and $3.3 million, respectively.

(3)	Excludes $57.7 million in tax payments during Q3 2020 related to various sale of stations.
(4)	Excludes a $13.1 million provision for uncollectible amounts due from an entity for which Nexstar had a variable interest during the three and nine months ended September 30, 2020.

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